November 23, 2020 Dear Betsy: As follow-up to our discussion earlier this week, we are pleased to extend an offer of employment for the position of Chief Human Resources Officer, reporting to me, with an anticipated start date of March 8, 2021. The position does not require you to relocate but will require travel as required to support the business and perform your duties. Below is a summary of your eligible compensation and benefits for this position. Annual Base Salary: $365,000 per year, to be paid in substantially equal bi-weekly payments, less applicable taxes. Target Annual Performance Bonus (MICP): Annual cash incentive will be targeted at thirty-five percent (35%) of your Annual Base Salary (Annual Value at Target: $127,750), and is based upon the achievement of financial targets established by the Compensation Committee. Equity Awards (RSU & PSU Plans): In addition to Annual Base Salary and MICP, you will receive annual equity-based incentive compensation as follows: • RSUs: Beginning in 2021, you will receive Restricted Stock Units having an aggregate value equal to twenty-five percent (25%) of your annual base salary (Annual Value: $91,250), which will vest at an annual rate of 25% per year. Restricted stock units are settled in shares of the Company’s common stock upon vesting. • PSUs: Beginning in 2021, you will receive Performance Share Units which, assuming achievement of Gibraltar’s targeted ROIC, will have an aggregate value equal to seventy percent (70%) of your annual base salary (Annual Value at Target: $255,500). Performance unit awards are settled in shares of the Company’s common stock three years from grant date. Executive Benefit Plan (MSPP): You will be eligible to participate in the Company’s Management Stock Purchase Plan (MSPP) which permits you to defer of up to 25% of your annual base salary and up to 100% of annual performance bonus (MICP) subject to eligibility and enrollment provisions of the Plan, with company match percentages awarded for each component. The company match is as follows: for your annual base salary (up to 25% deferral), the match is 10%, and for your annual performance bonus (up to 100% deferral), the match is 80% for the first 50% deferred, and 40% for the remaining deferred amount. Amounts deferred are treated as though they have been invested in a menu of funds, similar to investments available to participants in the Company’s 401k plan. The RSUs reflecting the Company match vest after five years of plan eligibility service. Relocation Reimbursement: Gibraltar will provide a one-time payment of $165,700 for relocation reimbursement to paid during the first month of your employment (March 2021).

Vacation: You will be eligible for five (5) weeks of vacation annually, pro-rated for 2020. Vacation time must be scheduled and used within the calendar year and cannot be carried forward if not used in the year in which it is earned. Gibraltar Benefit Plans: A benefits Summary is attached outlining Gibraltar’s benefit programs. All benefits, with the exception of the 401(k) Plan, begin the first of the month following 30 days of employment. You can begin participating in the 401(k) Plan following six months of employment. Other Executive Programs: Eligibility is based upon similarly situated corporate employees and subject to the terms of the applicable program or plan documents as amended from time to time, including the following: • Tax & Personal Investment Consulting: An annual benefit of up to $5,000 for personal tax and investment advice will be reimbursed upon submission of eligible receipts to Corporate HR. • Executive Health Reimbursement Plan: Eligible for $5,000 reimbursement annually to cover all medical expenses including, but not limited to, deductibles, co-shares and prescription costs. With respect to termination: • Should the Company terminate your employment during the first twelve (12) months of your employment, you will be entitled to twelve (12) months’ salary. • Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate the Employee’s employment without notice to the Employee in the event of willful or intentional infliction of substantial injury upon the Company, embezzlement, dishonesty, fraud or acts of criminal nature involving Employee’s employment, and in such case, severance will not be paid. This offer is contingent upon satisfactorily completing the normal hiring process (i.e. drug screen and background checks). Betsy, we sincerely believe this represents an outstanding opportunity for you and Gibraltar. We appreciate your thoughtful consideration of this offer. If the above terms and conditions of employment in this letter are acceptable to you, please sign this letter below and return it to me. In addition, if you have any questions, please feel free to contact me. Sincerely, William T. Bosway William T. Bosway President & Chief Executive Officer The above describes terms and conditions of employment are hereby accepted and agreed to this ______ day of November, 2020. Betsy Jensen